Exhibit 99.1

GraphOn Corporation Announces $2.34 million Warrant Exercise Funding

Campbell, Calif., June 19, 2013 /PRNewswire/—– GraphOn Corporation (OTCQB:GOJO), today announced the closing of a warrant exercise funding, providing gross proceeds to the company of $2.34 million.  Investors holding warrants to purchase 9 million shares, originally issued in GraphOn’s 2011 equity private placement transaction, have exercised those warrants to purchase the underlying shares of common stock at the original $0.26 per share exercise price.  Under the Warrant Exercise Agreement executed as part of the funding transaction, the company has issued these investors one new five-year warrant, exercisable at $1.00 per share, for every two warrants exercised.

“We’re very pleased with this show of continued support and commitment from our largest shareholders,” said Eldad Eilam, President and CEO of GraphOn Corporation. “This warrant exercise was privately negotiated with five of the largest investors from the 2011 private placement transaction, who by exercising now, have increased their direct investment in the company’s vision for hopTo, as well as the company’s foundational intellectual property strategy roadmap.”  The funds raised will be used to further develop and market hopTo into the consumer, SMB, and enterprise markets and continue to build on the company’s intellectual property portfolio.

Additionally, these exercising warrant holders, representing a majority of the outstanding investor warrants issued in the 2011 private placement transaction, have voted to amend the Warrant Agreement governing all of the outstanding investor warrants to remove certain provisions that created a derivative liability for the company, so as to eliminate the negative accounting impact of the non cash liability on the company’s GAAP financial statements related to those warrants. In addition to eliminating the derivative liability from the 2011 warrants, the new warrants issued in this transaction do not include any such provisions.

“The warrant exercise provides the company with the incremental working capital to fund the company’s operations for at least the next twelve months, including the scheduled launch of our new hopTo product suite in the third quarter. The amendment of the 2011 investor warrants to eliminate the provisions that create a derivative liability is significant as the warrants were negatively affecting the company’s net shareholder’s equity”, continued Mr. Eilam. “Amending the 2011 investor warrants is an important milestone on the path to positioning GraphOn for a prospective up-listing to a national securities exchange such as NASDAQ or NYSE.”

The company has committed under the Warrant Exercise Agreement to launch a tender offer to all other investor warrant holders from the 2011 private placement under the same terms as the warrant transaction announced today.  The details of the tender offer will be announced shortly.

Additional Information     The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell securities. The offer to exercise has not yet commenced.  The offer to exercise the will be made only pursuant to the Offer to Exercise and other related materials that are expected to be mailed to all holders of the investor warrants shortly after commencement of the tender offer, at no expense to the holders. Holders of the investor warrants (and any other holders who the company may elect to include) should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer. The company will file a Tender Offer Statement on Schedule TO-I (the “Tender Offer Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Tender Offer Statement, including the Offer to Exercise and other related materials, will also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the company. Holders of the investor warrants (and any other holders who the company may elect to include) are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About GraphOn Corporation

Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that help customers retrieve applications from anywhere.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding the expected benefits of the elimination of the derivative warrant liability related to the 2011 investor warrants, the possible up-listing of the Company’s common stock, the expected impact of the warrant exercise on the Company’s future capital resources and expected product launch dates.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following: the ability to complete and satisfy all requirements for a potential uplisting, including the minimum shareholder equity requirement; the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2012, and in other documents we have filed with the SEC.

GraphOn is a registered trademark of GraphOn Corp. hopTo is a trademark of hopTo Inc. All other trademarks belong to their respective owners.

Media Contact:

Carrie Smith
press@hopto.com
408-688-2674 x5073

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